Exhibit 99.1

For Immediate Release

American Axle & Manufacturing Director Resigns

Detroit, Michigan, October 14, 2004 — American Axle & Manufacturing Holdings, Inc (AAM), which is traded as AXL on the NYSE, today announced the resignation of John P. Reilly from its Board of Directors for personal reasons, effective immediately. Mr. Reilly had been a member of AAM’s Board of Directors since January 2000.

“I want to thank Jack Reilly for his contribution to AAM and we wish him well in his future endeavors,” said Richard E. Dauch, AAM’s Co-Founder, Chairman & CEO. “AAM’s Nominating/Corporate Governance Committee is evaluating candidates to fill the vacancy on our Board.”

AAM is a world leader in the manufacture, engineering, design and validation of driveline systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles and passenger cars. In addition to its 14 locations in the United States (in Michigan, New York and Ohio), AAM also has offices and facilities in Brazil, England, Germany, India, Japan, Mexico and Scotland.

Certain statements contained in this press release which are not historical facts contain forward-looking information with respect to the Company’s plans, projections or future performance, the occurrence of which involves risk and uncertainties that could cause the Company’s actual results or plans to differ materially from those expected by the Company which include risk factors described in the Company’s filings with the Securities and Exchange Commission.

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For more information...
Carrie L.P. Gray	Christopher M. Son
Director, Corporate Relations	Director, Investor Relations
(313) 758-4880	(313) 758-4814
grayc@aam.com	chris.son@aam.com

Or visit the AAM website at www.aam.com